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                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


                 Invincible Technologies Acquisition Corporation


                                       AND


                       Invincible Technologies Corporation


                                       AND


           Certain Stockholders of Invincible Technologies Corporation


                                  June 24, 1998

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                                TABLE OF CONTENTS

1.      Definitions

2.      Basic Transaction
        (a)   Purchase and Sale of Assets
        (b)   Assumption of Liabilities
        (c)   Purchase Price
        (d)   Purchase Price Holdback
        (e)   Cash Payment to Target
        (f)   The Closing
        (g)   Deliveries at the Closing
        (h)   Allocation

3.      Representations and Warranties of the Target
        (a)   Organization of the Target
        (b)   Authorization of Transaction
        (c)   Noncontravention
        (d)   Brokers' Fees
        (e)   Title to Tangible Assets
        (f)   Subsidiaries
        (g)   Financial Statements
        (h)   Events Subsequent to Most Recent Fiscal Month End
        (i)   Legal Compliance
        (j)   Labor Relations
        (k)   Accounts Receivable
        (l)   Intellectual Property
        (m)   Contracts
        (n)   Environmental Matters
        (o)   Litigation
        (p)   Employee Benefits
        (q)   Certain Business Relationships with the Target and Its
              Subsidiaries
        (r)   Insurance
        (s)   Inventory
        (t)   Suppliers and Customers
        (u)   Disclosure

4.      Representations and Warranties of the Buyer
        (a)   Organization of the Buyer
        (b)   Authorization of Transaction
        (c)   Noncontravention
        (d)   Brokers' Fees

5.      Representations and Warranties of the Target Stockholders
        (a)   Organization of Certain Target Stockholders
        (b)   Authorization
        (c)   Noncontravention

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        (d)   Target Preferred Stock

6.      Post-Closing Covenants
        (a)   General
        (b)   Litigation Support
        (c)   Transition
        (d)   Access to Employees
        (e)   Reseller's Certificate

7.      Remedies for Breaches of This Agreement
        (a)   Survival of Representations and Warranties
        (b)   Indemnification Provisions for Benefit of the Buyer
        (c)   Indemnifications Provisions for Benefit of the Target Stockholders
        (d)   Matters Involving Third Parties
        (e)   Effect of Indemnification
        (f)   Indemnification As Sole Remedy

8.      Miscellaneous
        (a)   Press Releases and Public Announcements
        (b)   No Third Party Beneficiaries
        (c)   Entire Agreement
        (d)   Succession and Assignment
        (e)   Counterparts
        (f)   Headings
        (g)   Notices
        (h)   Governing Law
        (i)   Amendments and Waivers
        (j)   Severability
        (k)   Expenses
        (l)   Construction
        (n)   Incorporation of Exhibits and Schedules
        (o)   Bulk Transfer Laws

Annex                 List of Target Stockholders, shares owned

Exhibit A             Escrow Agreement

Exhibit B             Assignment and Assumption Agreement

Exhibit C             Allocation Schedule

Exhibit D             Financial Statements

Disclosure Schedule   Exceptions to Representation and Warranties


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                            ASSET PURCHASE AGREEMENT

              Agreement entered into as of June 24, 1998, by and between Invincible Technologies Acquisition Corporation, a Delaware corporation (the "Buyer"), Invincible Technologies Corporation, a Delaware corporation (the "Target"), and those certain holders (the "Target Stockholders") of shares of the Target's Series B Preferred Stock, par value $0.01 per share and shares of the Target's Series C Preferred Stock, par value $0.01 per share (all shares issued and outstanding of the Series B Preferred Stock and the Series C Preferred Stock defined hereinafter collectively as the "Target Preferred Stock"), all as set forth on the Annex attached hereto (the "Agreement"). The Buyer, the Target and the Target Stockholders referred to collectively herein as the "Parties".

              This Agreement contemplates a transaction in which the Buyer shall purchase substantially all of the assets (and assume substantially all of the liabilities as provided herein) of the Target in return for cash. The Buyer and the Target make certain representations, warranties, and covenants herein which shall survive the Closing for purposes of potential indemnification. The Target Stockholders, however, intend to cause the Target to liquidate and dissolve immediately after the Closing. The Buyer and the Target Stockholders therefore wish to provide for post-Closing indemnification against breaches of these representations, warranties, and covenants and to make certain other covenants among themselves.

              Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

              1.      Definitions.

              "Acquired Assets" means all of Target's right, title, and interest in and to all of its assets, including (and whether or not reflected on the Most Recent Financial Statements) all of its (a) real property, leaseholds and subleaseholds in real property, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (including appurtenant rights in and to public streets); (b) tangible personal property (including machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies); (c) intellectual property, including marks, copyrights, patents (including applications therefor), trade secrets, secret processes, confidential information and know-how, inventions, designs and improvements related to the business of the Target, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and any rights, claims or choses in action relating to or deriving from any of the foregoing; (d) leases, subleases, and rights thereunder; (e) agreements, contracts, indentures, mortgages, instruments, security interests, guaranties, other similar arrangements, and rights thereunder; (f) accounts receivable owing to the Target or any Subsidiary or Affiliate of the Target, together with any security interest or lien rights therefor, and all notes and any other receivables; (g) securities; (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes); (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar


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rights obtained from governments and/or governmental agencies; and (j) books, records, ledgers, files, documents, correspondence, sales data and information, customer lists, supplier lists, catalogs, brochures, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other corporate organizational documents, or (ii) any of the rights of the Target under this Agreement (or under any side agreement between the Target on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

              "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

              "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

              "Allocable Portion" means, with respect to the share of any Target Stockholder in a particular amount, that fraction equal to the number of shares of Target Preferred Stock such Target Stockholder holds over the total number of shares of Target Preferred Stock held by all of the Target Stockholders in the aggregate, without including in such denominator the number of shares of Target Preferred Stock held by any holders of Target Preferred Stock other than the Target Stockholders, in each case as set forth on the Annex.

              "Assumed Liabilities" means the following obligations and liabilities of Target and no other obligations or liabilities of any kind: (a) all liabilities of the Target reflected on the balance sheet contained in the Most Recent Financial Statements (other than in any notes thereto); (b) all liabilities of the Target which have arisen in the period from the Most Recent Fiscal Month End and ending immediately prior to the Closing in the Ordinary Course of Business (other than any liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); (c) all obligations of the Target under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets (other than any liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violations of law for actions or omissions occurring or arising prior to the Closing Date; provided, however, that the Buyer shall assume all such liabilities and obligations arising from or caused by the assignment or purported assignment of such contracts, leases, licenses or other arrangements referred to in the definition of Acquired Assets to the Buyer hereunder); (d) all liabilities and obligations of the Target under its ERISA Plans and Non-ERISA Plans to the extent reflected in the balance sheet contained in the Most Recent Financial Statements (other than in any notes thereto); (e) all liabilities of the Target for costs and expenses (including legal fees and expenses) the Target and the Target Stockholders have incurred in connection with this Agreement and the transactions contemplated hereby (not to


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exceed fifty thousand dollars ($50,000) in the aggregate); (f) all liabilities of the Target for transfer, sales, use, and similar taxes arising in connection with the consummation of the transactions contemplated hereby (but not including any Income Taxes arising because the Target is transferring the Acquired Assets); and (g) all other liabilities and obligations of the Target set forth in the Disclosure Schedule; provided, however, that (except to the extent reflected in the balance sheet contained in the Most Recent Financial Statements (other than in any notes thereto)) the Assumed Liabilities shall not include any liability or obligations of the Target for: (1) any Income Taxes arising because the Target is transferring the Acquired Assets; (2) any liability or obligation of the Target under this Agreement (or under any side agreement between the Target on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement); (3) any liabilities or obligations relating to the employment of any employee of the Target, including any severance obligations and costs (including those that may be occasioned by the termination of such employment due to transactions contemplated hereby) and any employment related claims, in each case arising out of employment with the Target prior to the Closing Date or based on any facts, circumstances, actions or omissions of the Target, existing or occurring prior to the Closing Date; (4) any environmental litigation or any environmental liability of any kind whatsoever imposed upon the Target or the Acquired Assets, or to which the Target or the Acquired Assets is or may become subject, either by contract or applicable law, based on any facts, circumstances, actions or omissions of the Target, existing or occurring prior to the Closing Date; (5) any action, suit, proceeding at law or in equity by any Person based on any facts, circumstances, actions or omissions of the Target, existing or occurring prior to the Closing Date; (6) any obligations of the Target to indemnify any Person (including any of the Target Stockholders) by reason of the fact that such Person was a director, officer, employee, or agent of the Target; (7) any action, suit, proceeding at law or in equity by any Person based on any challenge or objection to (A) the validity of this Agreement, (B) the consummation of any of the transactions contemplated hereby,
(C) the validity or conformity with applicable law or the Target's Certificate of Incorporation of the approval of this Agreement by the Target's board of directors and/or stockholders (including any action, suit or proceeding alleging that the Target's board of directors breached its fiduciary duties or otherwise acted improperly in connection with this Agreement or the transactions contemplated hereby); (8) any action, suit, proceeding at law or in equity by any Person based on or arising out of the non-compliance by any of the parties hereto with the bulk transfer or similar laws of any jurisdiction; and (9) any liabilities or obligations to pay taxes (whether assessed or unassessed) of the Target or any of its Subsidiaries or Affiliates for any period ending on or prior to the Closing Date other than transfer, sales, use, and similar taxes arising in connection with the consummation of the transactions contemplated hereby.

              "Buyer" has the meaning set forth in the preface above.

              "Cash" means cash and cash equivalents including marketable securities and short term investments calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

              "Closing" has the meaning set forth in ss.2(f) below.


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              "Closing Date" has the meaning set forth in ss.2(f) below.

              "Code" means the Internal Revenue Code of 1986, as amended.

              "Disclosure Schedule" has the meaning set forth in 3 below.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              "Financial Statement" has the meaning set forth in ss.3(g) below.

              "Escrow Agreement" has the meaning set forth in ss.2(d) below.

              "GAAP" means United States generally accepted accounting principles as in effect from time to time.

              "Holdback" has the meaning set forth in ss.2(d) below.

              "Holdback Termination Date" has the meaning set forth in ss.2(d) below.

              "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

              "Indemnified Party" has the meaning set forth in ss.7(d) below.

              "Indemnifying Party" has the meaning set forth in ss.7(d) below.

              "Knowledge" means actual knowledge without independent investigation.

              "Most Recent Financial Statements" has the meaning set forth in ss.3(g) below.

              "Most Recent Fiscal Month End" has the meaning set forth in ss.3(g) below.

              "Net Worth Adjustment" has the meaning set forth in ss.2(c) below.

              "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

              "Party" has the meaning set forth in the preface above.

              "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

              "Purchase Price" has the meaning set forth in ss.2(c) below.


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              "Requisite Target Stockholders" means Target Stockholders holding a majority in interest of the total number of Target Preferred Stock that all of the Target Stockholders hold in the aggregate as set forth in the Annex.

              "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

              "Target" has the meaning set forth in the preface above.

              "Target Stockholder" has the meaning given in the opening recital to this Agreement.

              "Third Party Claim" has the meaning set forth in ss.7 (d) below.

              2.      Basic Transaction.

              (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Target, and the Target agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this ss.2.

              (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer shall not assume or have any responsibility whatsoever, however, with respect to any other obligation or liability of the Target not included within the definition of Assumed Liabilities.

              (c) Purchase Price. The Buyer agrees to pay to the Target at the Closing one million, one hundred thousand dollars ($1,100,000) (the "Purchase Price") by delivery of cash for the Purchase Price payable by wire transfer or delivery of other immediately available funds. In the event that the Target's actual net worth as of the Closing Date, as determined by the Target's auditors in accordance with GAAP within forty-five (45) days after the Closing Date, is less than negative four hundred and fifty thousand dollars (-$450,000), the Purchase Price shall be adjusted downward by an amount equal to the difference between negative four hundred and fifty thousand dollars (-$450,000) and the Target's actual net worth on the Closing Date (the "Net Worth Adjustment"), as follows:

              (i) The Buyer shall, within forty-five (45) days after the Closing Date, provide to the Target Stockholders (pursuant to ss.8(g) below) its calculation of the Net Worth Adjustment (together with supporting financial information) (the "Buyer's Notice"). The Buyer shall make available to the Target Stockholders books and records reasonably adequate to permit the review of the Buyer's Calculation. Each of the Target Stockholders shall have a period of fifteen (15) days from its receipt of the Buyer's Notice to dispute the computation by delivering a written notice to the Buyer pursuant to ss.8(g) hereof (the "Target Stockholders' Notice"). The Parties shall then engage a


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        nationally recognized accounting firm, to be selected by the Buyer's regular auditor, to make such calculation. The determination of such accounting firm with regard to such calculation shall be final and binding. The costs of such a determination shall be borne proportionately by the Parties, computed in direct proportion to the amount the final determination relates to the initial calculations provided by the Parties. (By way of example only, if the Target calculates a net worth of $200,000, the Buyer calculates a net worth of $100,000, and the final determination of net worth is: (A) $140,000, then the Buyer shall bear 40% of such costs and the Target Stockholders shall bear their Allocable Portion of 60% of such costs; (B) any amount less than $100,000, then the Target Stockholders shall bear their Allocable Portion of all of such costs; and (C) any amount greater than $200,000, then the Buyer shall bear all of such costs.)

              (ii) If the Net Worth Adjustment is caused by any action or omission which is not also a breach of the Target's representations and warranties contained in ss.3(k) or ss.3(s), then, notwithstanding any other provision in this Agreement, the Buyer shall be entitled to obtain payment from the Holdback as an offset to such Net Worth Adjustment, pursuant to the terms of the Escrow Agreement, and, to the extent such Net Worth Adjustment exceeds the Holdback, each Target Stockholder shall promptly pay to the Buyer its Allocable Portion of the full amount of such excess.

              (iii) If the Net Worth Adjustment is caused by any action or omission which is also a breach of the Target's representations and warranties contained in ss.3(k) or ss.3(s), then, notwithstanding any other provision in this Agreement, the Buyer may elect either (A) to obtain payment from the Holdback as an offset to such Net Worth Adjustment, pursuant to the terms of the Escrow Agreement, and to the extent such Net Worth Adjustment exceeds the Holdback, each Target Stockholder shall promptly pay to the Buyer its Allocable Portion of the full amount of such excess, or, alternatively, (B) to proceed to seek indemnification for such breach or breaches pursuant to the procedures provided in ss.7 hereunder. In no event may the Buyer seek payment for such Net Worth Adjustment pursuant to both methods described herein above.

              (d) Purchase Price Holdback. Funds in the amount of one hundred and sixty-five thousand dollars ($165,000) (the "Holdback") shall be placed in escrow at the closing and withheld from payment until the later of the expiration of the ninety (90) day period immediately following the Closing Date or the resolution of any claims for indemnification pending on the expiration of such ninety (90) day period (the later of such times being the "Holdback Termination Date"). The Holdback shall act as the security for (i) the indemnification obligations of the Target Stockholders hereunder and (ii) the obligations of the Target Stockholders pursuant to a Net Worth Adjustment. At the Holdback Termination Date, the remaining amount, if any, of the Holdback, less any amount reasonably necessary to pay any claim or Net Worth Adjustment with respect to which a notice of claim has been given, shall be delivered to the Target Stockholders. The Holdback shall be held and administered in accordance with this ss.2(d) and the Escrow Agreement (the "Escrow Agreement") among the Buyer, the Target Stockholders and the Escrow Agent, a form of which is attached hereto as Exhibit A.


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              (e) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Bingham Dana LLP in Boston, Massachusetts as of the date of this agreement (the "Closing Date").

              (f) Deliveries at the Closing. At the Closing, (i) the Target shall deliver to the Buyer the various certificates, instruments, and documents referred to in ss.6(a) below; (ii) the Buyer shall deliver to the Target the various certificates, instruments, and documents referred to in ss.6(b) below;
(iii) the Target shall execute, acknowledge (if appropriate), and deliver to the Buyer (A) an assignment and assumption agreement in the form attached hereto as Exhibit B and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer shall execute, acknowledge, and deliver to the Target (A) such assignment and assumption agreement in the form attached hereto as Exhibit B, and (B) such other instruments of assumption as the Target and its counsel reasonably may request; and (v) the Buyer shall deliver to the Target the consideration specified in ss.2(c) above.

              (g) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit C, provided that the Buyer shall have forty-five (45) days from the Closing Date in which to review the details of Target's assets and liabilities and to conform such financial reporting to the Buyer's financial reporting standards and policies in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. If in the Buyer's reasonable discretion changes to such allocation are to be made, the Buyer shall provide the Target with a copy of its proposed revised allocation schedule and the parties shall negotiate in good faith to arrive at a fair determination of such allocation, taking into account all tax and accounting consequences to any of the parties hereto of such revision.

              3. Representations and Warranties of the Target. The Target represents and warrants to the Buyer that the statements contained in this ss.3 are correct and complete as of the Closing Date, in each case except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3.

              (a) Organization of the Target. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and to enter into this Agreement and the related agreements contemplated hereby and to perform its obligations hereunder and thereunder. The Target has delivered to the Buyer complete and correct copies of its Certificate of Incorporation and bylaws and all amendments thereto. Section 3(a) of the Disclosure Schedule lists each jurisdiction in which the Target is qualified or licensed to do business as a foreign corporation. The Target is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character or location of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to obtain or maintain such qualification would not have a material adverse effect on the Acquired Assets or the conduct of


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the Target's business by the Target or by the Buyer upon and after the consummation of the transactions contemplated hereby.

              (b) Authorization of Transaction. The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors and stockholders (including the Target Stockholders) of the Target have duly authorized and approved, in accordance with all applicable law, the Target's charter and bylaws, and any other applicable agreement or instrument, the execution, delivery, and performance of this Agreement by the Target. This Agreement has been duly executed and delivered by the Target and constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions, subject only to the effects of bankruptcy, insolvency and similar laws of general application.

              (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above), shall violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target.

              (d) Brokers' Fees. The Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer is or could become liable or obligated to pay or bear.

              (e) Title to and Sufficiency of Acquired Assets. Except as set forth on ss.3(e) of the Disclosure Schedule, (i) the Target has good and marketable title to each of the Acquired Assets, all free and clear of all liens, pledges, charges, security interests, mortgages, encumbrances or title retention agreements of any kind or nature, and (ii) all such properties and assets are in good condition and repair and are adequate and sufficient to carry on the business of the Target as presently conducted without the need for any additional material investment or expenditure (other than expenditures to be incurred in the Ordinary Course of Business). Section 3(e) of the Disclosure Schedule sets forth a complete and correct description of all leases of real or personal property under which the Target is lessor or lessee. Each such lease is valid and subsisting and no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a material default thereunder. All Acquired Assets which are leased are used and/or operated in compliance and conformity with the terms and conditions of the applicable lease. Except as set forth on ss.3(e) of the Disclosure Schedule, the leasehold interests of the Target are subject to no lien or other encumbrance, and the Target is in quiet possession of the properties covered by such leases.

              (f) Subsidiaries. The Target does not have any Subsidiaries or any other ownership interest in any Person.

              (g) Financial Statements. Attached hereto as Exhibit D are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and


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statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended March 31, 1996 for the Target; (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended March 31, 1997 for the Target; and (iii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements" as of and for the month ended April 30, 1998 (the "Most Recent Fiscal Month End") for the Target, each as certified by the chief financial officer of the Target. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods; provided, however, that the Most Recent Financial Statements are subject to normal, non-recurring year-end adjustments and lack footnotes and other presentation items. At the dates of such Financial Statements, the Target did not have any material liability (actual, contingent or accrued) that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected therein but were not.

              (h) Events Subsequent to Most Recent Fiscal Month End. Except as set forth on ss.3(h) of the Disclosure Schedule, since the Most Recent Fiscal Month End, there has not been, occurred or arisen: (i) any change in the assets, liabilities, sales, income or business of the Target or in its relationships with suppliers, customers or lessors, other than changes which were both in the Ordinary Course of Business and have not been, either in any individual case or in the aggregate, materially adverse; (ii) any acquisition or disposition by the Target of any asset or property other than in the Ordinary Course of Business;
(iii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any individual case or in the aggregate, the Acquired Assets; (iv) any declaration, setting aside or payment of any dividend or any other distributions in respect of any class of the capital stock of the Target; (v) any issuance of any shares of any class of the capital stock of the Target or any direct or indirect redemption, purchase or other acquisition of any of any class of the capital stock of the Target; (vi) any increase in the compensation, pension or other benefits payable or to become payable by the Target to any of its officers or employees, or any bonus payments or arrangements made to or with any of them; (vii) any forgiveness or cancellation of any debt or claim by the Target or any waiver of any right of material value other than compromises of accounts receivable in the Ordinary Course of Business; (viii) any entry by the Target into any transaction other than in the Ordinary Course of Business; (ix) any incurrence by the Target of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the Ordinary Course of Business; (x) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the Acquired Assets; (xi) any change in accounting principles, practices or methods used by the Target; (xii) any strike or labor dispute; or (xiii) any discharge or satisfaction by the Target of any lien or encumbrance or payment by the Target of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the unaudited balance sheet as of March 31, 1998 and (B) current liabilities incurred since March 31, 1998 in the Ordinary Course of Business.

              (i) Legal Compliance. The Target has complied with, and is in compliance with, (i) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to its business, (ii) all unwaived terms and provisions of all contracts, agreements and indentures to which the Target is a party, or by which the Target or any of its properties is subject (except for those terms or provisions which purport to limit or condition the assignability of same), and (iii) its charter and by-laws, each as amended to date, in each case except where such compliance would not have a material adverse effect on the business of the Target or the Acquired Assets. To its Knowledge, the Target has not committed, been charged with, or been under investigation with respect to, nor does there exist, any violation by the Target of any provision of any federal, state or local law or administrative regulation. The Target has and maintains all licenses, permits and other authorizations from all such governmental authorities as are necessary or desirable for the conduct of its business or in connection with the ownership or use of the Acquired Assets, all of which are in full force and effect, and true and complete copies of all of which have previously been delivered to the Buyer.

              (j) Labor Relations. The Target is in full compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. There is no charge, claim, or action pending or threatened against the Target alleging unlawful discrimination in employment practices, breach of contract, unpaid wages or any other violations of law respecting employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against the Target pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending or threatened against or involving the Target. No representation question exists respecting any of the employees of the Target. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Target and no claim therefor has been asserted. None of the employees of the Target is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Target and no union has been certified as the exclusive bargaining representative of any employees of the Target. The Target has not experienced any work stoppage or other material labor difficulty during the last five years. Except as set forth on ss.3(j) of the Disclosure Schedule, there are no employment agreements, written or oral, restricting Target's right to terminate any employee without cause and without notice.

              (k) Accounts Receivable. Except as specifically set forth in ss.3(k) of the Disclosure Schedule, all accounts and notes receivable reflected on the Most Recent Financial Statements, and all accounts and notes receivable arising subsequent to March 31, 1998, have arisen in the Ordinary Course of Business, represent valid obligations to the Target and, subject only to consistently recorded reserves for bad debts, have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms. The reserves for bad debts reflected in the balance sheet are adequate to cover the uncollectable portion of such accounts receivable and since March 31, 1998 there has occurred no event or circumstance which would require any increase in such reserves. The Target has delivered to the Buyer a complete and accurate aging list of all receivables of the Target.

              (l) Intellectual Property. Section 3(l) of the Disclosure Schedule hereto sets forth a complete and accurate list of (i) all patents, trademarks, trade names and copyrights registered in the name of the Target and any other intellectual property used or proposed to be used by the Target, all applications therefor, and all licenses and other agreements relating thereto, and (ii) all written agreements relating to technology, know-how and processes which the Target has licensed or authorized for use by others. Except to the extent set forth in ss.3(l) of the Disclosure Schedule, the Target owns or has the sole and exclusive right to use all patents, trademarks, trade names and copyrights and any other intellectual property used or necessary for the Ordinary Course of Business as presently conducted or proposed to be conducted, in each case without payment or any other obligation to any other Person, and the consummation of the transactions contemplated hereby shall not materially alter or impair any such right. The Target has complied with all of its obligations of confidentiality in respect of the claimed trade secrets or proprietary information of others and knows of no violation of such obligations of confidentiality as are owed to the Target. No employee, agent or consultant of the Target is subject to confidentiality restrictions in favor of any third person the breach of which could subject the Target or the Acquired Assets to any material liability. No claims have been asserted, and no claims are pending, by any person regarding the use of any such trademarks, trade names, copyrights, technology, know-how or processes, or challenging or questioning the validity or effectiveness of any license or agreement, and there is no basis for such claim. The use by the Target of such patents, trademarks, trade names, copyrights, technology, know-how or processes and/or intellectual property does not infringe on the rights of any person.

              (m) Contracts. Section 3(m) of the Disclosure Schedule sets forth a complete and accurate list of all contracts and other agreements included among the Purchased Assets, and pursuant to which the Target has expended or may be required, absolutely or contingently, to expend, more than twenty thousand dollars ($20,000), except other contracts listed in the Disclosure Schedule. As used in this Agreement, the word "contract" means and includes every agreement or understanding of any kind, written or oral, which is legally enforceable by or against the Target, including, without limitation: (i) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, corporation, joint venture or any other entity in which any such person has an interest; (ii) agreements with any labor union or association representing any employee; (iii) contracts and other agreements for the provision of goods or services by the Target; (iv) bonds or other security agreements provided by any party in connection with the business of the Target; (v) contracts and other agreements for the sale of any of its assets or properties other than in the Ordinary Course of Business or for the grant to any person of any rights to purchase any of its assets or properties; (vi) joint venture agreements relating to the assets, properties or business of the Target or by or to which it or any of its assets or properties are bound or subject;
(vii) contracts or other agreements under which the Target agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (viii) any contracts or other agreements with regard to borrowed money or the leasing of property; or (ix) any other contract or other agreement whether or not made in the Ordinary Course of Business. Except as otherwise indicated on ss.3(m) of the Disclosure Schedule, each of the contracts listed on ss.3(m) of the Disclosure Schedule was entered into in the Ordinary Course of Business, was in full force and effect immediately before the Closing, and the Target is not in default under any of them, nor is any other party to any such contract in default thereunder, nor does any event or condition exist (other than the assignment hereunder) which after notice or lapse of time or both would constitute a default thereunder, except where such default would not have a material adverse effect on the business of the Target, the Acquired Assets or the ability of the Buyer to conduct the business of the Target as conducted immediately prior to the Closing Date. The Target has delivered to the Buyer true, correct and complete copies of all written such contracts, together with all modifications and supplements thereto.

              (n)     Environmental Matters.

              (i) Except as set forth on ss.3(n)(i) of the Disclosure Schedule, no underground storage tanks and no amount of any substance that has been designated by any governmental entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Target or any of its Subsidiaries has or have at any time owned, operated, occupied or leased and/or which is included among the Acquired Assets. Section 3(n) of the Disclosure Schedule identifies all underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on real property owned or leased by the Target or any of its Subsidiaries.

              (ii) Neither the Target nor any of its Subsidiaries has transported, stored used, manufactured, disposed of or released, or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Target disposed of, transported, sold or manufactured any product containing a Hazardous Material (collectively, the "Target Hazardous Materials Activities") in violation of any formal rule, regulation, treaty or statute promulgated by any governmental entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or Target Hazardous Material Activities.

              (iii) Except as set forth on ss.3(n)(iii) of the Disclosure Schedule, the Target currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Target Hazardous Material Activities of the Target as such activities and business are currently being conducted. Except as set forth on ss.3(n)(iii) of the Disclosure Schedule, all Environmental Permits are in full force and effect, and included among the Acquired Assets. The Target and each of its Subsidiaries (A) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all governmental entities relating to pollution or protection of the environment or contained in any regulation or decree or judgment issued, entered, promulgated or approved thereunder. There are no circumstances that may prevent or interfere with such compliance in the future. Section 3(n)(iii) of the Disclosure Schedule includes a listing and description of all Environmental Permits currently held by the Target.

              (iv) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Target, threatened concerning any Environmental Permit, Hazardous Material or any Target Hazardous Material Activities or any of the Acquired Assets. There are no past or present actions, activities, circumstances, conditions, events, or incidents that are reasonably expected to involve the Acquired Assets in any environmental litigation, or impose upon the Target or the Acquired Assets, either by contract or operation of law, any environmental liability, including common law tort liability.

              (o) Litigation. Except as set forth on ss.3(o) of the Disclosure Schedule, no action, suit, proceeding or investigation (whether conducted by any judicial or regulatory body or other person) is pending or, to the Knowledge of the Target, threatened against the Target or the Acquired Assets (nor is there any basis therefor known to the Target) which questions the validity of this Agreement or any action taken or to be taken pursuant hereto or which, either in any individual case or in the aggregate, has or, if determined adversely, would reasonably be expected to have, a material adverse effect on the business of the Target or the Acquired Assets.

               (p) Employee Benefits.

               (i) Except as set forth on ss.3(p)(i) of the Disclosure Schedule, the Target does not maintain or have any obligation to make contributions to, any employee benefit plan (an "ERISA Plan") within the meaning of ss.3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other retirement, profit sharing, stock option, stock bonus or employee benefit plan (a "Non-ERISA Plan"). None of the ERISA Plans set forth on ss.3(p)(i) of the Disclosure Schedule is a "Multiemployer Plan" as that term is defined by ERISA ss.3(37). The Target has heretofore delivered to Parent true, correct and complete copies of each ERISA Plan and each Non-ERISA Plan. All such ERISA Plans and Non-ERISA Plans have been maintained and operated in all material respects in accordance with all federal, state and local laws applicable to such plans, and the terms and conditions of the respective plan documents.

               (ii) The Target has not engaged in any transaction in connection with which it could be subject to either a civil penalty assessed pursuant to ss.502(i) of ERISA, or a tax imposed by ss.4975 of the Code, or any tax or penalty under any federal, state or local laws applicable to any Non-ERISA Plan. Except as set forth on ss.3(p)(i) of the Disclosure Schedule, no ERISA Plan or Non-ERISA Plan or any trust created under any ERISA Plan or Non-ERISA Plan has been terminated since September 2, 1974, and any termination so noted in the Disclosure Schedule was accomplished in accordance with applicable federal, state and local law. No material liability to the United States Pension Benefit Guaranty Corporation ("PBGC"), or to any multi-employer pension plan within the meaning of ss.3(37) of ERISA, or to any other governmental authority, pension or retirement board, or other agency, under any federal, state or local law, has been or is expected to be incurred by the Target with respect to any ERISA Plan or Non-ERISA Plan. There has been no "reportable event" within the meaning of ss.4043(b) of ERISA with respect to any ERISA Plan, and no event or condition that presents a material risk of termination of any ERISA Plan by the PBGC.

               (iii) Full payment has been made of all amounts that the Target is required under the terms of each ERISA Plan and Non-ERISA Plan, or pursuant to applicable federal, state or local law, to have paid as contributions to such ERISA Plan or Non-ERISA Plan as of the last day of the most recent fiscal year of such ERISA Plan or Non-ERISA Plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in ss.302 of ERISA and ss.412 of the Code), whether or not waived, exists with respect to any ERISA Plan.

              (q) Certain Business Relationships with the Target. Except as set forth on ss.3(q) of the Disclosure Schedule, no Affiliate of the Target nor any officer or director of any thereof has any interest in any of the Acquired Assets; no such person is indebted or otherwise obligated to the Target; and the Target is not indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses in the Ordinary Course of Business. The consummation of the transactions contemplated hereby shall not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due, other than in the Ordinary Course of Business, from the Target or the successor or assign of the Target to any such Person. Except as set forth on ss.3(q) of the Disclosure Schedule, the Target has not engaged in any transaction with any Target Stockholders or any Affiliate of the Target Stockholders. The consummation of the transactions contemplated hereby shall not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from the Target or the successor or assign of the Target to any Target Stockholder or Affiliate of any Target Stockholders, except for payments or obligations arising under this Agreement.

              (r) Insurance. Section 3(r) of the Disclosure Schedule lists the policies of theft, fire, liability (including products liability), worker's compensation, life, property and casualty and other insurance owned or held by the Target. Such policies of insurance are maintained with financially sound and reputable insurance companies, funds or underwriters and are of the kinds and cover such risks and are in such amounts and with such deductibles and exclusions as are consistent with prudent business practice. All such policies are in full force and effect, are sufficient for compliance by the Target with all requirements of law and of all agreements to which the Target is a party, are valid, outstanding and enforceable policies as of the Closing Date. Target does not have pending any claim under any such policies or any other insurance policy, and has not permitted any claim under any insurance policy to lapse or be forfeited.

              (s) Inventory. Except as set forth on ss.3(s) of the Disclosure Schedule, all inventories of the Target are of good merchantable quality, reasonably in balance, and salable within thirty (30) days (in the case of inventory held for sale) or currently usable (in the case of other inventory) in the Ordinary Course of Business. The value of obsolete, damaged or excess inventory and of inventory below standard quality has been written down on the Most Recent Financial Statements or, with respect to inventories purchased since March 31, 1998, on the books and records of the Target, to ascertainable market value, or adequate reserves described on the Most Recent Financial Statements have been provided therefor, and the value at which inventories are carried reflects the customary inventory valuation policies of the Target (which fairly reflects the value of obsolete, spoiled or excess inventory) for stating inventory, in accordance with GAAP applied on a consistent basis.

              (t) Suppliers and Customers. Section 3(t) of the Disclosure Schedule sets forth the ten (10) largest suppliers and ten (10) largest customers of the Target as of the date hereof. The relationships of the Target with its suppliers and customers are good commercial working relationships and, except as set forth on ss.3(t) of the Disclosure Schedule, no supplier or customer of material importance to the Target has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with the Target or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to the Target or its usage or purchase of the services or products of the Target except for normal cyclical changes related to customers' businesses. Except as set forth on ss.3(t) of the Disclosure Schedule, the Target has no Knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with it or to decrease materially or limit its services, supplies or materials to it, or its usage or purchase of its services or products.

              (u) Disclosure. No representation or warranty made by the Target in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to the Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not false or misleading. There is no fact relating to the business of the Target or the Acquired Assets known to the Target which the Target has not disclosed to the Buyer in writing which might materially adversely affect the business of the Target or the Acquired Assets or the ability of the Target to perform this Agreement or any of the transactions contemplated hereby.

              (v) Noncontravention of "Assumed Liabilities" Definition. No disclosure by the Target to the Buyer on the Disclosure Schedule is intended, nor shall be deemed or construed, as in any way modifying or changing the definition of "Assumed Liabilities" provided in this Agreement and shall not enlarge, diminish or change the liabilities or obligations of the Target assumed by the Buyer pursuant to this Agreement.

              4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Target (and to the Target Stockholders for purposes of the Agreement with Target Stockholders) that the statements contained in this ss.4 are correct and complete as of the Closing Date.

              (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

              (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

              (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above), shall violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in 2 above).

              (d) Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Target is or could become liable or obligated to pay or bear.

              5. Representations and Warranties of the Target Stockholders. The Target Stockholders jointly and severally represent and warrant to the Buyer that the statements contained in this ss.5 are correct and complete as of the Closing Date.

              (a) Organization of Certain Target Stockholders. If the Target Stockholder is a corporation or other business entity, the Target Stockholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

              (b) Authorization. The Target Stockholder has full power and authority (including, if the Target Stockholder is a corporation, full corporate power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. The transactions contemplated hereby have been duly approved by the requisite vote of the Target's stockholders. This Agreement constitutes the valid and legally binding obligation of the Target Stockholder, enforceable in accordance with its terms and conditions.

              (c) Noncontravention. Neither the execution and the delivery of this Agreement by the Target Stockholder, nor the performance by the Target Stockholder of his or its obligations hereunder, shall violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target Stockholder is subject (or, if the Target Stockholder is a corporation, any provision of its charter or bylaws).

              (d) Target Preferred Stock. The Target Stockholder holds of record the number of shares of Target Preferred Stock set forth next to his or its name on the Annex.

              6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

              (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents or instruments necessary to transfer title in the Acquired Assets) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss.4 below).

              (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target (unless such Parties are adversarial in such proceeding), each of the other Parties shall cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ss.4 below).

              (c) Transition. None of the Target Stockholders shall take any action that is designed or intended to have, or has, the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Target prior to the Closing.

              (d) Access to Employees. The Buyer shall afford the Target and/or the Target Stockholders sufficient reasonable access to such records, documentation and employees of the Target as the Target and/or the Target Stockholders may require in order that the affairs of the Target may be orderly wound-down.

              (e) Reseller's Certificate. The Buyer shall timely take such further action as reasonably required to obtain and maintain a Massachusetts Sales Tax Resale Certificate (as that form is provided by the Massachusetts Department of Revenue ("DOR")), and to take such further reasonable actions as may be required by the DOR to operate in Massachusetts the business acquired hereby.

              7. Remedies for Breaches of This Agreement and this Agreement.

              (a) Survival of Representations and Warranties. All of the representations and warranties of (i) the Target contained in ss.3, (ii) the Buyer contained in ss.4 and (iii) the Target Stockholders contained in ss.5 shall survive the Closing and continue in full force and effect for a period of ninety (90) days thereafter. Notwithstanding anything to the contrary contained herein, each of the representations and warranties of the parties hereto shall expire only upon the one (1) year anniversary of the Closing, if the demand, claim or lawsuit for which recovery is sought relates to a criminal investigation, quasi-criminal investigation, governmental or regulatory claim alleging fraud, or civil claim involving allegations of criminal or other criminal conduct. A claim for indemnification under this ss.7 for breach of a representation or warranty may be brought at any time during such applicable survival period as determined above, and if such notice is given within such period, all rights to indemnification with respect to such claim shall continue in full force and effect.

              (b) Indemnification Provisions for Benefit of the Buyer.

              (i) In the event the Target or any of the Target Stockholders breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to ss.7(a) above, provided that the Buyer makes a written claim for indemnification against any of the Target Stockholders pursuant to ss.8(g) below within such survival period, then the Target Stockholders agree, jointly and severally, to indemnify the Buyer against any Adverse Consequences the Buyer shall suffer that result from or arise out of such breach; provided, however, that, subject to subparagraph (iii) of this ss.7(b), the Target Stockholders shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty of the Target contained herein:

                      (A) until the Buyer has suffered Adverse Consequences by
              reason of all such breaches in excess of fifty thousand dollars ($50,000), after which point the Target Stockholders shall be obligated to indemnify the Buyer for the full amount of such Adverse Consequences without deduction of such $50,000; or thereafter

                      (B) in the event that Buyer has suffered Adverse
              Consequences by reason of all such breaches in excess of the Holdback but less than two hundred and sixty-five thousand dollars ($265,000), then the Target Stockholders shall not have any obligation to so indemnify the Buyer for any amounts in excess of the Holdback (and the Buyer shall only be entitled to indemnification from the Holdback); or thereafter

                      (C) to the extent the Adverse Consequences the Buyer has
              suffered by reason of all such breaches exceeds two hundred and sixty-five thousand dollars ($265,000), then the Target Stockholders shall be obligated, after the application of the Holdback to offset such Adverse Consequences, to indemnify the Buyer for the lesser of (I) an amount equal to one-half of the aggregate Adverse Consequences the Buyer has suffered by reason of all such breaches minus two hundred and sixty-five thousand dollars ($265,000), or (II) three hundred and eighty-five thousand dollars ($385,000) (after which point the Target Stockholders shall have no obligation to indemnify the Buyer from and against further such Adverse Consequences). The Buyer shall in any event first seek payments for such indemnification from the Holdback pursuant to the terms of the Escrow Agreement.

        Notwithstanding anything to the contrary contained herein above, in the event Target or any of the Target Stockholders breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to ss.7(a) above, provided that the Buyer makes a written claim for indemnification against the Target Stockholder pursuant to ss.8(g) below within such survival period, and furthermore, if the demand, claim or lawsuit, for which recovery is sought relates to a criminal investigation, quasi-criminal investigation, governmental or regulatory claim alleging fraud, or civil claim involving allegations of criminal conduct (a "Claim for Fraud"), then the Target Stockholders shall be obligated, jointly and severally, to indemnify the Buyer against any Adverse Consequences the Buyer shall suffer that result from or arise out of such Claim for Fraud or one million, one hundred thousand dollars ($1,100,000), whichever is less.

              (ii) To the extent the Buyer suffers any Adverse Consequences relating to or arising out of any obligation or liability of the Target expressly excluded from the definition of "Assumed Liabilities" herein above, such Adverse Consequences shall be deemed to be a breach of a representation of the Target for all purposes under this Agreement, including the applicable survival period of such representation. The Target Stockholders shall not be obligated under any circumstance whatsoever to indemnify the Buyer for any such Adverse Consequences after the expiration of such survival period.

              (iii) Notwithstanding anything herein this Agreement to the contrary, the aggregate dollar value of all Adverse Consequences for which each of the Target Stockholder shall be obligated to indemnify the Buyer shall not exceed the greater of (A) his or its Allocable Portion of five hundred and fifty thousand dollars ($550,000) for claims pursuant to ss.7(b)(i) (except for a Claim for Fraud), ss.7(b)(ii) or ss.2(c), or (B) his or its Allocable Portion of one million, one hundred thousand dollars ($1,100,000) (including all amounts paid previously, if any, to the Buyer pursuant to subsection (A) herein immediately above) for a Claim for Fraud pursuant to 7ss.(b)(i).

              (c) Indemnification Provisions for Benefit of the Target Stockholders.

              (i) In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to ss.7(a) above, provided that any of the Target Stockholders makes a written claim for indemnification against the Buyer pursuant to ss.8(g) below within such survival period, then the Buyer agrees to indemnify each of the Target Stockholders from and against the entirety of any Adverse Consequences the Target Stockholder shall suffer that result from or arise out of such breach or the Purchase Price, whichever is lesser; provided, however, that the Buyer shall not have any obligation to indemnify the Target Stockholders from and against any Adverse Consequences caused by the breach of any such representation or warranty (i) until the Target Stockholders have suffered Adverse Consequences by reason of all such breaches in excess of fifty thousand dollars ($50,000), after which point the Buyer shall be obligated to indemnify the Target Stockholders for the full amount of such Adverse Consequences without deduction of such $50,000, and (ii) in excess of the Purchase Price (after which point the Buyer shall have no obligation to indemnify the Target Stockholders from and against further such Adverse Consequences).

              (ii) The Buyer agrees to indemnify each of the Target Stockholders from and against the entirety of any Adverse Consequences the Target Stockholder shall suffer caused proximately by any liability of the Target which is an Assumed Liability, including any Adverse Consequences the Target Stockholder shall suffer caused proximately by the assignment or purported assignment of any agreements, contracts, indentures, mortgages, instruments, security interests, guaranties, or other similar arrangements assigned or purportedly assigned pursuant to the transactions contemplated hereunder.

              (d) Matters Involving Third Parties.

              (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss.7, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

              (ii) Any Indemnifying Party shall have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld, delayed or conditioned unreasonably).

              (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in ss.7(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably may deem appropriate.

              (iv) In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld, delayed or conditioned unreasonably).

              (e) Effect of Indemnification. All indemnification payments under this ss.7 shall be deemed adjustments to the one million, one hundred thousand dollars ($1,100,000) paid at the Closing.

              (f) Indemnification As Sole Remedy. The indemnification provisions in this ss.7 shall be the exclusive remedy of any of the Parties for any action, suit, proceeding at law or in equity by any Party based on any facts, circumstances, actions or omissions of the Parties arising in connection with the consummation of the transactions contemplated hereby.

              8. Miscellaneous.

              (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter hereof without the prior written approval of the other Parties, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that any Target Stockholder may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party shall use its reasonable best efforts to advise the other Parties of such disclosure).

              (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

              (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

              (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Requisite Target Stockholders; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

              (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

              (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

              (g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

              If to the Buyer:
                                          Procom Technology, Inc.
                                          2181 Dupont Drive
                                          Irvine, California 92612

                                          Attention:    Alex Aydin
                                                        Frederick Judd
                                          Facsimile:    (714) 261-7336

               with a copy to:
                                          O'Melveny & Myers LLP
                                          610 Newport Center Drive
                                          Suite 1700
                                          Newport Beach, California
                                          92660-6429

                                          Attention:    J. Jay Herron
                                          Facsimile:    (714) 669-6994

              If to the Target:
                                          Invincible Technologies Corporation
                                          4 Marc Road
                                          Medway, Massachusetts 02053

                                          Attention:    Chief Executive Officer
                                          Facsimile:    (508) 533-3870

               with a copy to:
                                          Bingham Dana LLP
                                          150 Federal Street
                                          Boston, Massachusetts  02110

                                          Attention:    Wayne D. Bennett, Esq.
                                          Facsimile:    (617) 951-8736

              If to the Target Stockholders:

                                          GeoCapital III, L.P.
                                          One Bridge Plaza
                                          Fifth Floor
                                          Fort Lee, NJ 07024

                                          Attention:    Lawrence Lepard
                                          Facsimile:    (201) 346-9191

                                          MATRIX Partners IV, L.P.
                                          c/o Matrix Partners
                                          Bay Colony Corporate Center
                                          1000 Winter Street, Suite 4500
                                          Waltham, MA  02154

                                          Attention:    Michael Humphreys
                                          Facsimile:    (781) 890-2288

                                          MATRIX IV Entrepreneurs Fund, L.P.
                                          c/o Matrix Partners
                                          Bay Colony Corporate Center
                                          1000 Winter Street, Suite 4500
                                          Waltham, MA  02154

                                          Attention:    Michael Humphreys
                                          Facsimile:    (781) 890-2288

               with a copy to:
                                          Bingham Dana LLP
                                          150 Federal Street
                                          Boston, Massachusetts  02110

                                          Attention:    Wayne D. Bennett, Esq.
                                          Facsimile:    (617) 951-8736

              Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

              (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

              (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Requisite Target Stockholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

              (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

              (k) Expenses. Each of the Parties shall bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (except as otherwise provided herein).

              (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

              (m) Incorporation of Annex, Exhibits and Schedules. The Annex, Exhibits and Schedules are incorporated herein by reference and made a part hereof.

              (o) Employee Benefits Matters. The Buyer shall adopt and assume at and as of the Closing each of the ERISA Plans and Non-ERISA Plans that the Target maintains as follows: (i) the Guardian/PHCS Network (In-Network PPO);
(ii) the Guardian/PHCS (Out-of-Network PPO); (iii) Prescription Drug Card; (iv) Short Term Disability Insurance Policy from Fortis Benefits Insurance Company;
(vii) Long Term Disability Insurance Policy from Fortis Benefits Insurance Company; (viii) The Guardian Life Insurance Policy (ix) the Vision Service Plan, and (x) the Guardian Dental Insurance Policy (collectively, the "Assumed Plans"). Notwithstanding anything to the contrary herein, the Buyer shall not assume or adopt the Target's 1994 Stock Option Plan, 1996 Stock Option Plan, or 401(k) Profit Sharing Plan and Trust. Within sixty (60) days after the Closing, the Target shall offer lump-sum distributions from the 401(k) Profit Sharing Plan and Trust to all employees of the Target as of the Closing Date who accept employment with the Buyer. The Buyer's 401(k) Plan shall accept rollover distributions from the Target's 401(k) Profit Sharing Plan and Trust with respect to those employees who so elect. For the purposes of the Assumed Plans, the Buyer shall ensure that the Assumed Plans treat employment with the Target prior to the Closing Date the same as employment with any of the Buyer and its Subsidiaries from and after the Closing Date for purposes of eligibility, vesting, and benefit accrual. The Target shall transfer (or cause the plan administrators to transfer) at and as of the Closing all of the corresponding assets associated with the Assumed Plans.

              (p) Bulk Transfer Laws. The Buyer acknowledges that the Target shall not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

        [Signature Page To Asset Purchase Agreement Dated June 24, 1998]


        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date and year first above written.

                                 INVINCIBLE TECHNOLOGIES ACQUISITION
                                 CORPORATION



                                 By: /s/ Nick Shahrestany    /s/ Frank Alaghband
                                     -------------------------------------------
                                 Name:   Nick Shahrestany        Frank Alaghband
                                 Title:  Executive Vice          Executive Vice
                                         President               President

                                 INVINCIBLE TECHNOLOGIES CORPORATION



                                 By: /s/ Edward J. Lastes
                                     -------------------------------------------
                                 Name:   Edward J. Lastes
                                 Title:  President


                                 GEOCAPITAL III, L.P.



                                 By: /s/ Richard Vines
                                     -------------------------------------------
                                 Name:   Richard Vines
                                 Title:  General Partner


                                 MATRIX PARTNERS IV, L.P.



                                 By: /s/ W. Michael Humphreys
                                     -------------------------------------------
                                 Name:   W. Michael Humphreys
                                 Title:


                                 MATRIX IV ENTREPRENEURS FUND, L.P.



                                 By: /s/ W. Michael Humphreys
                                     -------------------------------------------
                                 Name:   W. Michael Humphreys
                                 Title:

            List of Omitted Annex, Exhibits and Disclosure Schedule*
            -------------------------------------------------------


Annex                          List of Target Stockholders, shares owned

Exhibit A                      Escrow Agreement

Exhibit B                      Assignment and Assumption Agreement

Exhibit C                      Allocation Schedule

Exhibit D                      Financial Statements

Disclosure Schedule            Exceptions to Representations and Warranties



*Registrant agrees to furnish supplementally a copy of any of the omitted Annex, Exhibits and the Disclosure Schedule listed above to the Commission upon request.

                                       2